EXHIBIT 4(b)
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza, Columbus, Ohio 43215
(Hereinafter called the Company)
P.O. BOX 182832
COLUMBUS, OHIO 43218-2832
1-800-848-6331 (for any inquiries)

                              CERTIFICATE AGREEMENT

                        ---------------------------------
                           Certificate Effective Date

-------------------------   --------------------------  ------------------------
  Certificate Owner Name          Date of Birth          Social Security Number

Nationwide Life Insurance Company issues this certificate of participation ("Certificate Agreement") to the Certificate Owner named below. The terms of the Certificate Owner's rights, benefits, and options are shown in the following pages.

This Certificate Agreement describes the Certificate Owner's rights and benefits. It is not part of, nor does it modify any provisions of the Contract.

Group Contract Number:
                      ----------------------------------------------------------

Group Contract Holder: Trustee of the Nationwide BEST OF AMERICA(R)Group Master
                       Trust
                       ---------------------------------------------------------

                             Re:
--------------------------      ------------------------------------------------
(Name of Firm or B/D)           (Indicate NQ, IRA, 403(b) Non-ERISA, 401(a)
                                investment only, SEP IRA, SIMPLE IRA, Roth IRA)

TEN DAY LOOK

TO BE SURE THAT THE CERTIFICATE OWNER IS SATISFIED WITH THIS CERTIFICATE AGREEMENT, THE CERTIFICATE OWNER HAS A "TEN DAY LOOK". WITHIN TEN DAYS OF THE DAY THE CERTIFICATE AGREEMENT IS RECEIVED BY THE CERTIFICATE OWNER, IT MAY BE RETURNED TO THE HOME OFFICE OF THE COMPANY OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THE CERTIFICATE AGREEMENT IS RECEIVED AT THE HOME OFFICE, THE COMPANY WILL VOID THE CERTIFICATE AGREEMENT AS THOUGH IT HAD NEVER BEEN IN FORCE AND THE CERTIFICATE ACCOUNT VALUE, INCLUDING ANY APPLICABLE MVA WILL BE REFUNDED IN FULL. FOR IRAS, IF THE CERTIFICATE OWNER RETURNS THE CERTIFICATE AGREEMENT WITHIN THE "TEN DAY LOOK" PERIOD, THE COMPANY WILL RETURN THE PURCHASE PAYMENT.



       [/s/ Patricia R. Hatler                     /s/ Joseph J. Gasper]
            Secretary                                  President

                    READ YOUR CERTIFICATE AGREEMENT CAREFULLY

 Group Flexible Purchase Payment Modified Guaranteed Annuity, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CERTIFICATE ACCOUNT VALUES PROVIDED BY THIS CERTIFICATE AGREEMENT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE APPLICATION OF A MARKET VALUE ADJUSTMENT AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

  Details of the Market Value Adjustment are described on Pages 11, 12 and 15.


APO-4944
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
                                         CONTENTS

DATA PAGE..........................................................................INSERT
CONTENTS................................................................................2
DEFINITIONS.............................................................................4
GENERAL PROVISIONS......................................................................7
     Certificate Account
     Entire Certificate Agreement
     Non-Participating
     Incontestability
     Certificate Agreement Settlement
     Evidence of Survival
     Alteration or Modification
     Assignment
     Protection of Proceeds
     Misstatement of Age or Sex
     Reports
     Number
     Deduction for Premium Taxes
OWNERSHIP PROVISIONS....................................................................8
     Certificate Ownership
     Joint Certificate Ownership
     Contingent Certificate Ownership
     Annuitant
     Contingent Annuitant
     Beneficiary
     Changes of Parties Named in the Certificate Agreement
ACCUMULATION PROVISIONS................................................................10
     Purchase Payments
     Allocation of Purchase Payments
     Transition Account
     Guaranteed Period Options
     Market Value Adjustment ("MVA") Formula
TRANSFERS, SURRENDERS, AND WITHDRAWALS.................................................12
     Transfer Provisions
     Surrenders
     Restrictions on Surrenders for Certain Qualified Plans, TSAs, and IRAs
     Surrender Value
     Suspension or Delay of Surrender
     Contingent Deferred Sales Charge ("CDSC")
     Withdrawals Without CDSC Charge
     Withdrawals Without Application of MVA
REQUIRED DISTRIBUTION PROVISIONS.......................................................15
     Required Distribution-Non-Qualified Certificate Agreements
     Required Distribution-TSAs, IRAs, and Certificate Agreements Issued under
             Qualified Plans
DEATH PROVISIONS.......................................................................17
     Death of Certificate Owner
     Death of Certificate Owner/Annuitant
     Death of Annuitant
     Death Benefit Payment

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
ANNUITIZATION PROVISIONS...............................................................18
     Annuity Commencement Date
     Change of Annuity Commencement Date and Annuity Payment Option
     Annuitization
     Fixed Payment Annuity-First and Subsequent Payments
     Frequency and Amount of Payments
ANNUITY PAYMENT OPTIONS................................................................19
     Selection of Annuity Payment Option
     Life Annuity
     Joint and Survivor Annuity
     Life Annuity With 120 or 240 Monthly Payments Guaranteed
     Any Other Option
     Supplementary Agreement
TABLES.................................................................................21

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DEFINITIONS
-----------


ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depends.

ANNUITIZATION - The period during which annuity payments are received by the Annuitant.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Certificate Agreement.

BENEFICIARY - The person designated to receive certain benefits under the Certificate Agreement upon the death of the Annuitant, if there is no surviving Joint Certificate Owner, prior to the Annuitization Date.

CERTIFICATE AGREEMENT (CERTIFICATE) - The document which describes a Certificate Owner's rights and benefits.

CERTIFICATE ACCOUNT - An account in which all financial transactions of the Certificate Owner occurring under the Certificate Agreement prior to the Annuitization Date are recorded.

CERTIFICATE ACCOUNT VALUE - With respect to each Certificate Account, the sum of all Purchase Payments and applicable interest allocated to any of the Guaranteed Period Options under the Certificate Agreement, plus the sum of Purchase Payments and applicable interest allocated to the Transition Account.

CERTIFICATE ANNIVERSARY - Each 12-month anniversary of the Certificate Effective Date.

CERTIFICATE EFFECTIVE DATE - The date the first Purchase Payment is applied to the Certificate Account.

CERTIFICATE OWNER - The person who possesses all rights under the Certificate Agreement, including the right to designate and change parties named in the Certificate Agreement, Annuity Payment Option, and the Annuity Commencement Date. The Certificate Owner is the person named as Certificate Owner on the Enrollment Card unless a subsequent change is made.

CERTIFICATE YEAR - Each year the Certificate Agreement remains in force commencing with the Certificate Effective Date.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Certificate Agreement when the Annuitant dies before the Annuitization Date.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT CERTIFICATE OWNER - A Contingent Certificate Owner succeeds to the rights of a Certificate Owner upon the Certificate Owner's death before Annuitization if there is no Joint Certificate Owner.

CONTRACT - The Group Flexible Purchase Payment Modified Guaranteed Annuity issued to the Contract Holder.

CONTRACT HOLDER - The entity named on the face page. The Contract Holder possesses no rights under the Certificate Agreement.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of a Certificate Owner's Certificate Account Value.

ENROLLMENT CARD - The form required for participation in the Contract.

ERISA - The Employee Retirement Income Security Act of 1974, as amended.

FIXED PAYMENT ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED PERIOD - The 3, 4, 5, 6, 7, 8, 9, or 10 year period corresponding respectively to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option.

GUARANTEED PERIOD OPTION - A separate account funding option offered under the Certificate Agreement which provides a guaranteed interest rate (the Specified Interest Rate), paid over certain maturity durations (the Guaranteed Period), so long as certain conditions are met.

GUARANTEED PERIOD OPTION YEAR - Each 12 month period starting from the date a new allocation is made to a Guaranteed Period Option. New allocations include transfers into a Guaranteed Period Option or Purchase Payments allocated to a Guaranteed Period Option.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

HOSPITAL - A state licensed facility which is: operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Internal Revenue Code which is established for the exclusive benefit of the Certificate Owner or the Certificate Owner's beneficiaries. This does not include Roth IRA - see definition Roth IRA.

INTEREST RATE SWAP(S) - Interest rate quotations for 1, 2, 3, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. The Company uses Interest Rate Swaps in its Market Value Adjustment ("MVA") Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

INTERMEDIATE CARE FACILITY - A licensed facility which is: operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates by the Company.

JOINT CERTIFICATE OWNER - The Joint Certificate Owner, if any, possesses an undivided interest in the entire Certificate Agreement in conjunction with the Certificate Owner. If a Joint Certificate Owner is named, references to Certificate Owner and Joint Certificate Owner will apply to both the Certificate Owner and the Joint Certificate Owner, or either of them, unless the context requires otherwise.

LONG TERM CARE FACILITY - A state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Certificate Owner's immediate family.

MARKET VALUE ADJUSTMENT ("MVA") - The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which prior to the Maturity Date for the Guaranteed Period Option are: 1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Certificate Agreement; or 3) annuitized under this Certificate Agreement at any time other than the Maturity Date.

MVA FACTOR - The value multiplied by the Specified Value or that portion of the Specified Value being distributed from a Guaranteed Period Option, in order to effect an MVA.

                                       5
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MVA FORMULA - The MVA Formula is utilized when a distribution is made from a
Guaranteed Period Option during the Guaranteed Period which is subject to an MVA.

MATURITY DATE - The date on which a particular Guaranteed Period Option matures. Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.

MINIMUM DISTRIBUTION - The amount that is required to be withdrawn from Qualified Plans, Tax Sheltered Annuities (TSAs) and IRAs to meet distribution requirements established by the Code.

NON-QUALIFIED CERTIFICATE - A Certificate Agreement which does not qualify for favorable tax treatment under the provisions of Sections 403(a) (Qualified Plans), 408 (IRAs), 403(b) (TSAs) or 408A (Roth IRAs) of the Code.

PHYSICIAN - A doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the state in which he performs such function or action. This person cannot be the Certificate Owner, Contingent Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, nor a member of the immediate family of these persons.

PURCHASE PAYMENT(S) - A deposit of new value into the Certificate Account. The term Purchase Payment does not include transfers among the Guaranteed Period Options and the Transition Account.

QUALIFIED PLAN(S) - A retirement plan that receives favorable tax treatment under the provisions of Section 401(a) and 403(a) of the Code.

ROTH IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

SKILLED NURSING FACILITY - A licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a Physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.

SPECIFIED VALUE - The amount of a Guaranteed Period Option allocation minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times prior to the Maturity Date except for payment of the Death Benefit.

TAX SHELTERED ANNUITIES (TSA) - An annuity which qualifies for favorable tax treatment under Section 403(b) of the Code.

TRANSITION ACCOUNT - An account with interest rates that are set monthly by the Company.

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GENERAL PROVISIONS
------------------

CERTIFICATE ACCOUNT

The Company shall establish and maintain a Certificate Account for each Certificate Owner. The Certificate Agreement is established for the exclusive benefit of the Certificate Owner or the Certificate Owner's beneficiaries. Each Certificate Owner's Purchase Payments will be credited to the Certificate Account.

ENTIRE CERTIFICATE AGREEMENT

The Certificate Agreement, riders, and endorsements, if any, make up the entire agreement between the Company and the Certificate Owner. The Contract Holder delegates rights to each Certificate Owner with respect to the Certificate Owner's Certificate Account. Statements in the Certificate Agreement are deemed representations and not warranties.

NON-PARTICIPATING

The Certificate Agreement is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Certificate Agreement, riders, and endorsements will not be contested.

CERTIFICATE AGREEMENT SETTLEMENT

The Company may require that the Certificate Agreement be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Certificate Agreement are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Certificate Agreement depend on the recipient being alive on a given date, the Company may require proof that such person is living. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Certificate Agreement must be made in writing and signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Certificate Agreement.

Provisions of the Certificate Agreement may be modified or superseded as required by the terms of the Qualified Plan or applicable law. Where required, other changes to the Certificate Agreement will be made only with mutual agreement of the Company and the Certificate Owner. As required, a copy of the amendment will be furnished to the Certificate Owner.

ASSIGNMENT

If permitted, a Certificate Owner may assign some or all rights under the Certificate Agreement. Such assignment must be made in writing and executed by the Certificate Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by the Company at its Home Office. The assignment will not be recorded until the Company has received sufficient direction from the Certificate Owner and assignee as to the proper allocation of Certificate Agreement rights under the assignment.

The Company is not responsible for the validity of tax consequences of any assignment or for any payment or other settlement made prior to the Company's recording of the assignment.

Certificate Agreements issued to fund a retirement plan pursuant to Sections 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Certificate Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.

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PROTECTION OF PROCEEDS

Proceeds under this Certificate Agreement are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Certificate Agreement will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Certificate Agreement. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Certificate Agreement.

REPORTS

Prior to the Annuitization Date, a report showing the Certificate Account Value will be provided to the Certificate Owner at least once each year.

NUMBER

Unless otherwise provided, all references in this Certificate Agreement which are in the singular form will include the plural; all references in the plural form will include the singular.

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Certificate Account Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The Company at its sole discretion and in compliance with applicable state law will determine the method used to recoup premium taxes. The Company currently deducts such charges from a Certificate Account Value either (1) at the time the Certificate Agreement is surrendered,
(2) at the Annuitization Date, or (3) at such earlier date as the Company may be subject to such taxes.

OWNERSHIP PROVISIONS
--------------------

CERTIFICATE OWNERSHIP

Unless otherwise provided, the Certificate Owner has all rights under the Certificate Agreement. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CERTIFICATE OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CERTIFICATE AGREEMENT.

The Annuitant shall become the Certificate Owner on the Annuitization Date.

JOINT CERTIFICATE OWNERSHIP

Joint Certificate Owners must be spouses at the time joint ownership is requested. If a Joint Certificate Owner is named, the Joint Certificate Owner will possess an undivided interest in the Certificate Agreement. Unless otherwise provided, the exercise of any ownership right in the Certificate Agreement (including the right to surrender or partially surrender the Certificate Account; or to change the parties to the Certificate Agreement, the Payment Option, or the Annuitization Date) shall require written request signed by both Certificate Owners.

If a Certificate Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, the Joint Certificate Owner shall become the Certificate Owner.

If a Certificate Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, all benefits under the Certificate Agreement are payable to the Joint Certificate Owner.

Joint Certificate Owners may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate Agreement.

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CONTINGENT CERTIFICATE OWNERSHIP

The Contingent Certificate Owner is the person who may receive certain benefits under the Certificate Agreement, if the Certificate Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Certificate Owner. If more than one Contingent Certificate Owner survives the Certificate Owner, each will share equally unless otherwise specified in the Contingent Certificate Owner designation. If no Contingent Certificate Owner survives a Certificate Owner and there is no surviving Joint Certificate Owner, all rights, and interest of the Certificate Agreement will vest with the last surviving Certificate Owner's estate.

If a Certificate Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Certificate Owner does not have any rights in the Certificate Agreement. However, a surviving Contingent Certificate Owner who is also the Beneficiary will have all the rights of a Beneficiary.

Contingent Certificate Owners may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate.

ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [85] or younger at the time of Certificate Agreement issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

For Certificate Agreements that are issued as IRAs or TSAs the Certificate Owner must be the Annuitant and the entire interest of the Annuitant in the Certificate Agreement is nonforfeitable.

CONTINGENT ANNUITANT

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age [85] or younger at the time of Certificate Agreement issuance unless the Company has approved a request for a Contingent Annuitant of greater age. All provisions of the Certificate Agreement which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

A Contingent Annuitant may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate.

BENEFICIARY

If there is no surviving Joint Certificate Owner, or if the Annuitant is someone other than a Certificate Owner, the Beneficiary is the person who will receive benefits under the Certificate Agreement if the Annuitant dies prior to the Annuitization Date. If a Certificate Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, all benefits under the Certificate Agreement are payable to the surviving Joint Certificate Owner. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the beneficiary designation. If there is no surviving Joint Certificate Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interest of the Certificate Agreement will vest with the last surviving Certificate Owner's estate.

CHANGES OF PARTIES NAMED IN THE CERTIFICATE AGREEMENT

Notwithstanding any other provisions in the Certificate Agreement, prior to the Annuitization Date, and subject to any existing assignments, the Certificate Owner may request a change in the Certificate Owner, Contingent Certificate Owner, Joint Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Certificate Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Certificate Owner must be recorded at the Home Office, may require a signature guarantee, and must be signed by the Certificate Owner and the person designated as the new Certificate Owner.

Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Certificate Agreement, for Non-Qualified certificates, if any Certificate Owner is not a natural person, the change of the Annuitant will be treated as the death of the Certificate Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions will be made as if the Certificate Owner died at the date of such change.

For Certificate Agreements issued as IRAs, TSAs, or under Qualified Plans, the Certificate Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS
-----------------------

PURCHASE PAYMENTS

The Certificate Agreement is provided in return for any Purchase Payments made. The cumulative total of all Purchase Payments under this and any other annuity certificate agreement and/or contract issued by the Company having the same Annuitant may not exceed $1,500,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Certificate Effective Date and may not be less than [$10,000]. If a Certificate Agreement is issued as an IRA, Roth IRA SIMPLE IRA, or SEP-IRA, the minimum initial Purchase Payment is [$2,000]. Purchase Payments, if any, after the initial Purchase Payment must be at least [$1,000] and may be made at any time. Notwithstanding the foregoing, the Company will reduce the required minimum subsequent Purchase Payment amount to [$100] if made via automated clearinghouse.

No Purchase Payments are required after the first Purchase Payment. This Certificate Agreement will not lapse for failure to pay subsequent Purchase Payments.

If no Purchase Payments have been received in the Certificate Account for a period of two full years and the paid-up annuity benefit at maturity would be less than [$50] a month, the Company may, at its option, terminate the Certificate Agreement by payment of the accumulated value and will by such payment, be relieved of any obligation under the Certificate Agreement.

Except in the case of a Non-Qualified Certificate or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408 (d)(3)) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions do not exceed the limit specified in Section 408(b) of the Code for any taxable year. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

For certificate agreements issued as TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Certificate Agreement and all other certificate agreements, contracts, plans, or arrangements of the Certificate Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Certificate Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.

ALLOCATION OF PURCHASE PAYMENTS

The Certificate Owner elects to have the Purchase Payments allocated among the Guaranteed Period Options and the Transition Account. If the Certificate Owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account. The minimum amount that may be allocated to any one Guaranteed Period Option is [$1,000]. The Certificate Owner may change the allocation of future Purchase Payments by a proper submission that is received and recorded by the Company.

TRANSITION ACCOUNT

Amounts not allocated to a Guaranteed Period Option are held in the Transition Account which is a short-term liquid investment account. The Company establishes rates for all amounts in the Transition Account on a monthly basis, but the Company does not guarantee that it will set monthly rates at any specific minimum or "floor" rate.

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
Amounts in the Transition Account may be transferred or surrendered without restriction, charge, or application of a MVA. The Transition Account is not designed for long term investing.

GUARANTEED PERIOD OPTIONS

At any particular time under this Certificate Agreement, eight Guaranteed Period Options will be available: a three year Guaranteed Period Option, a four year Guaranteed Period Option, a five year Guaranteed Period Option, a six year Guaranteed Period Option, a seven year Guaranteed Period Option, an eight year Guaranteed Period Option, a nine year Guaranteed Period Option, and a ten year Guaranteed Period Option. Amounts allocated to a three year Guaranteed Period Option will have a Guaranteed Period of three years, a four year Guaranteed Period Option will have a Guaranteed Period of four years, and so on. Regardless of the source from which a Guaranteed Period Option allocation is made, the minimum for each allocation is [$1,000].

Guaranteed Period Options are not available as funding options when the Certificate Account is annuitized. All investment amounts allocated to a Guaranteed Period Option are transferred at the time of Annuitization. If a Certificate Account is annuitized while a Guaranteed Period Option is in effect, and prior to the Maturity Date, a Market Value Adjustment ("MVA") will apply.

For the duration of the Guaranteed Period of a Guaranteed Period Option, the Company will credit a Specified Interest Rate on amounts remaining allocated under the Guaranteed Period Option. The interest rates in effect during any particular Investment Period will be guaranteed for Guaranteed Period Option allocations (made during the Investment Period) for the duration of the Guaranteed Period associated with the Guaranteed Period Option. Each Guaranteed Period Option in the same Investment Period has its own Specified Interest Rate for the Guaranteed Period relating to the selected Guaranteed Period Option. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to Guaranteed Period Option.

A MVA will apply against all amounts which are transferred or surrendered from allocations under a Guaranteed Period Option prior to the Maturity Date for any reason other than payment of the Death Benefit. A Contingent Deferred Sales Charge ("CDSC") may apply as well. On the Maturity Date, unless instructed otherwise by the Certificate Owner, amounts in the Guaranteed Period Option(s) will be automatically transferred to the Transition Account. Amounts in the Transition Account may be transferred, surrendered or distributed for any reason without any CDSC or MVA.

Once each quarter, if Guaranteed Period Options are maturing in the next 90 days, the Company will send to the Certificate Owner notice of the impending expiration of any such Guaranteed Period Option(s). Certificate Owners will have the option of directing the withdrawal or transfer of the Guaranteed Period Options specified in the notice without application of any MVA or CDSC on the Maturity Date. If no such direction is received prior to the Maturity Date, amounts in the Guaranteed Period Option(s) that have matured will be transferred to the Transition Account.

Other than transfers made on a Maturity Date, the Company reserves the right to restrict transfers into and out of the Guaranteed Period Options to one per calendar year.

MARKET VALUE ADJUSTMENT ("MVA") FORMULA

The MVA Formula is a calculation expressing the relationship between three factors: (1) the Interest Rate Swaps for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option; (2) the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Period; and (3) the number of days remaining until the Maturity Date of the Guaranteed Period Option. An MVA generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Period of the Guaranteed Period Option selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the MVA will result in a downward adjustment of amounts allocated to a Guaranteed Period Option. If the Specified Interest Rate is higher than prevailing interest rates, application of the MVA will result in an upward adjustment of amounts allocated to a Guaranteed Period Option. The MVA is applied only when amounts allocated to a Guaranteed Period Option are distributed from the Guaranteed Period Option prior to a Maturity Date. The result of the MVA Formula is the MVA Factor.

The formula for determining the MVA Factor is:

                                    1 + a          t
                           [(---------------------) ]
                                1 + b + 0.0025

Where:

     a = the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;

     b = the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period.

     t = the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board on the day prior to the date an allocation to the Guaranteed Period Option was made. If no rate is published one day prior to the date of an allocation to the Guaranteed Period Option, then the most recent published rate available will be utilized.

In the case of b above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board on the day prior to the date of withdrawal, transfer or distribution. If no rate is published one day prior to the date of withdrawal, transfer or distribution, then the most recent published rate available will be utilized.

For periods which do not coincide with the available Interest Rate Swap periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a Guaranteed Period Option allocation during which the Specified Interest Rate for Guaranteed Period Options of the same duration is not changed, the MVA Factor will be equal to 1.

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of [0.0025] in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Certificate Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of Interest Rate Swaps and there is no suitable alternative source of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

TRANSFERS, SURRENDERS, AND WITHDRAWALS
--------------------------------------

TRANSFER PROVISIONS

Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date. Transfers of a Guaranteed Period Option prior to its Maturity Date are subject to CDSC and MVA. Transfers from the Transition Account may be made at any time without application of CDSC or MVA.

The minimum amount that may be transferred from or to a Guaranteed Period Option is [$1,000].

SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Annuitant and any Contingent Annuitant, the Certificate Owner may surrender part or all of the Certificate Account Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender any amount from any Guaranteed Period Options and any amount from the Transition Account under the Certificate Account needed to equal: (a) the dollar amount requested, which may be subject to a MVA; less (b) any CDSC and premium taxes which apply.

If a partial surrender is requested, unless the Certificate Owner has instructed otherwise, amounts will be surrendered from the Transition Account first, until it is exhausted. Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each Guaranteed Period Option. The amounts surrendered from each of the Guaranteed Period Option will be in the same proportion that the Certificate Owner's interest in each Guaranteed Period Option bears to the total remaining Certificate Account Value.

The surrender value will be paid to the Certificate Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office.

RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS AND IRAS

The surrender of Certificate Account Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a Custodial Account described in
Section 403(b)(7) of the Code, may be executed only when the Certificate Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Certificate Account Value:

         (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

         (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

         (3)      all amounts transferred from custodial accounts described in
                  Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual ten day look provision may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the ten day look period, the Company will agree to transfer the proceeds to another contract or certificate agreement which meets the requirements of Section 408 of the Code, upon proper direction by the Certificate Owner.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Certificate Account Value is surrendered. The surrender value at any time will be:

The Certificate Account Value, which may be subject to a MVA, less the sum of any applicable;

1.       Contingent Deferred Sales Charge ("CDSC"),

2.       Premium taxes.

SUSPENSION OR DELAY OF SURRENDER

Payment of funds from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company.

The Company has the right to suspend or delay the date of any surrender from the Guaranteed Period Options for any period:

1.       When the New York Stock Exchange is closed;

2.       When trading on the New York Stock Exchange is restricted;

3. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist. Payment of funds from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a surrender of any portion of the Certificate Account Value for up to 6 months from the date the request is received by the Company.

CONTINGENT DEFERRED SALES CHARGE ("CDSC")

If part or all of the Certificate Account Value attributable to a Guaranteed Period Option is surrendered or transferred prior to the Maturity Date, the Company may assess a CDSC. The CDSC is designed to cover expenses relating to the sale of the Certificate Agreement.

The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the amount withdrawn from each corresponding Guaranteed Period Option (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first). The amount of the CDSC depends upon the Guaranteed Period Option(s) in which you are invested and the number of Guaranteed Period Option Years that have passed.

[    3 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3
     --------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    0%

     4 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4
     ---------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     0%

     5 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5
     ----------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     0%

     6 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5     6
     ----------------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     3%    0%

     7 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5     6      7
     -----------------------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     3%    2%     0%

     8 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5     6      7     8
     -----------------------------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     3%    2%     2%    0%

     9 YEAR GUARANTEED PERIOD OPTION
     -------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5     6      7     8      9
     ------------------------------------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     3%    2%     2%    1%     0%

     10 YEAR GUARANTEED PERIOD OPTION
     --------------------------------
     Guaranteed Period Option Year             0     1      2     3      4      5     6      7     8      9     10
     -------------------------------------------------------------------------------------------------------------
     CDSC Percentage*:                         5%    5%     4%    4%     3%     3%    2%     2%    1%     1%    0% ]

* The CDSC percentage will change to the next year's CDSC percentage on the last day of the Guaranteed Period Option Year.

CDSC, if applicable, will be assessed against full or partial surrenders and transfers from the Guaranteed Period Options. In addition to the application of CDSC, amounts surrendered or transferred prior to the Maturity Date of a Guaranteed Period Option will be subject to a MVA.

CDSC, as well as MVA, does not apply to amounts invested in the Transition Account.

WITHDRAWALS WITHOUT CDSC CHARGE

During each Certificate Year, the Certificate Owner may withdraw without CDSC a total amount equal to 10% of the Certificate Account Value, less any amounts previously withdrawn during that Certificate Year. This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Certificate Year cannot be taken as free amounts in any subsequent Certificate Year. Withdrawals from Guaranteed Period Options are still subject to a MVA.

A CDSC will not be assessed against the withdrawal of any: (1) amounts held in the Transition Account; (2) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (3) amounts applied to an Annuity Payment Option two years after the Certificate Effective Date; (4) amounts withdrawn to meet minimum distribution requirements under the Code.

In addition, a CDSC will not apply if the Certificate Owner is confined to a Long Term Care Facility or Hospital for a continuous 180 day period commencing while the Certificate Agreement is in-force. In the case of Joint Certificate Ownership, the waiver will apply if either Joint Certificate Owner is confined. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends. If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to the Company and be recorded at the Home Office prior to the waiver of surrender charges.

In addition, when this Certificate Agreement is exchanged for another contract or certificate agreement issued by the Company or any of its affiliate insurance companies, of the type and class, which the Company determines, is eligible for such waiver, the Company will waive the CDSC on the first certificate agreement. A CDSC may apply to the contract or certificate agreement received in the exchange.

WITHDRAWALS WITHOUT APPLICATION OF MVA

A MVA is assessed on all withdrawals and transfers made from any Guaranteed Period Option prior to its Maturity Date except for amounts withdrawn to pay the Death Benefit. Amounts in the Transition Account are not subject to a MVA.

REQUIRED DISTRIBUTION PROVISIONS
--------------------------------

This Certificate Agreement is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Certificate Agreement shall be interpreted and administered in accordance with the requirements of Section 72 of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72 of the Code. The Company reserves the right to amend this Certificate Agreement to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Certificate Owner.

REQUIRED DISTRIBUTION-NON-QUALIFIED CERTIFICATE AGREEMENTS

Upon the death of any Certificate Owner or Joint Certificate Owner (including an Annuitant who becomes the Certificate Owner of the Certificate Agreement on the Annuitization Date) (each of the foregoing "a deceased Certificate Owner"), certain distributions for Non-Qualified Certificates are required by Section 72(s) of the Code. Notwithstanding any provision of the Certificate Agreement to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any deceased Certificate Owner dies on or after the Annuitization Date and before the entire interest under the Certificate Account has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Certificate Owner's death.

         2. If any deceased Certificate Owner dies prior to the Annuitization Date, then the entire interest in the Certificate Account (consisting of either the Death Benefit or the Certificate Account Value reduced by certain charges as set forth elsewhere in the Certificate Agreement) shall be distributed within 5 years of the death of the deceased Certificate Owner, provided however:

                  (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Certificate Owner, Contingent Certificate Owner, Joint Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Certificate Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

                  (b) If the designated beneficiary is the surviving spouse of the deceased Certificate Owner, such spouse may elect, in lieu of receiving the Death Benefit as a lump sum, to become the Certificate Owner of this Certificate Agreement, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse. If the spouse elects to become the Certificate Owner and the Death Benefit that would have been payable exceeds the Certificate Account Value, then the Certificate Account Value will be increased to be equal to the amount that would have been paid as the Death Benefit.

In the event that the Certificate Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Certificate Owner, (ii) any change of the Annuitant shall be treated as the death of any Certificate Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Certificate Agreement that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such certificate agreements include, but are not limited to, any Certificate Agreements (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

REQUIRED DISTRIBUTION-TSAS, IRAS, AND CERTIFICATE AGREEMENTS ISSUED UNDER QUALIFIED PLANS

The entire interest of an Annuitant under a TSA, Qualified Plan, or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder, and will be paid, as requested by the Certificate Owner, notwithstanding anything else contained herein, to the Certificate Owner over a period not exceeding:

A. the life of the Certificate Owner or the lives of the Certificate Owner and the Certificate Owner's designated beneficiary; or

B. a period not extending beyond the life expectancy of the Certificate Owner or the life expectancy of the Certificate Owner and the Certificate Owner's designated beneficiary.

If the Certificate Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Certificate Owner attains age 70 1/2, and (2) if the Certificate Agreement is issued as a TSA or under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Certificate Owner attains the age of 70 1/2 or the Certificate Owner retires.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Certificate Account interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Certificate Owner's death, unless otherwise permitted by the Code.

If the Annuitant dies prior to the commencement of required Minimum Distributions, the interest in the Certificate Account must be distributed by December 31 of the calendar year in which the fifth anniversary of the death occurs unless:

A. the Annuitant names the surviving spouse as the Beneficiary and such spouse elects to receive the Distribution in substantially equal payments over the surviving spouse's life (or a period not exceeding the surviving spouse's life expectancy) and commencing not later than December 31 of the year in which the deceased Annuitant would have attained 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Annuitant.

B. the Annuitant names a Beneficiary other than the surviving spouse and such Beneficiary elects to receive a Distribution in substantially equal payments over the Beneficiary's life (or a period not exceeding the Beneficiary's life expectancy) commencing not later than December 31 of the year following the year in which the deceased Annuitant died.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Annuitant, the surviving spouse may elect to treat the Certificate Agreement as his or her own, whether or not distributions had commenced prior to the death of the Certificate Owner. If the spouse elects to become the Certificate Owner and the Death Benefit that would have been payable exceeds the Certificate Account Value, then the Certificate Account Value will be increased to be equal to the amount that would have been paid as the death benefit. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Certificate Account, makes a rollover to or from the Certificate Account, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Certificate Account Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

DEATH PROVISIONS
----------------

DEATH OF CERTIFICATE OWNER

If any Certificate Owner and the Annuitant are not the same person and such Certificate Owner dies prior to the Annuitization Date, the Death Benefit provisions do not apply. The surviving Joint Certificate Owner, if any, becomes the new Certificate Owner. If there is no surviving Joint Certificate Owner, the Contingent Certificate Owner becomes the new Certificate Owner. If there is no surviving Joint Certificate Owner or Contingent Certificate Owner, the last surviving Certificate Owner's estate becomes the new Certificate Owner. The entire interest in the Certificate Agreement must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CERTIFICATE OWNER/ANNUITANT

If any Certificate Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Certificate Owner, the Beneficiary, the Contingent Beneficiary or the last surviving Certificate Owner's estate, as specified in the "Beneficiary" section and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT

If the Certificate Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, or the estate of the last surviving Certificate Owner, as specified in the "Beneficiary" section, unless there is surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant.

DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1) a copy of a certified death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) a written statement by a medical doctor who attended the deceased; or

(4) any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution, which complies, with the "Distribution Provisions" of this Certificate Agreement. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

The Death Benefit is equal to the Certificate Account Value but is not subject to a MVA.

ANNUITIZATION PROVISIONS
------------------------

Amounts allocated to a Guaranteed Period Options that are annuitized prior to the Maturity Date are subject to application of a MVA. Annuitization is permitted beginning two years after the Certificate Effective Date. A CDSC will not be assessed on amounts applied to an Annuity Payment Option two years after the Certificate Effective Date.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Certificate Owner and is generally the first day of a calendar month. The date must be at least two years after the Certificate Effective Date. If the Certificate Owner does not choose an Annuity Commencement Date, a date will be established for the Certificate Agreement. The Certificate Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

For those Certificate Agreements issued under Qualified Plans, TSAs, or IRAs, if the Annuity Commencement Date is not chosen by the Certificate Owner, the Annuity Commencement Date established on the Certificate Effective Date will be the date on which the Certificate Owner reaches 70 1/2. For Non-Qualified Certificates, the Annuity Commencement Date established on the Certificate Effective Date will be the date on which the Certificate Owner reaches age 90.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon by the Certificate Owner and Company.

CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Certificate Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Certificate Agreement, the Certificate Owner shall notify the Company in writing of election of an Annuity Payment Option or any other combination of Annuity Payment Options that may be available on the Annuitization Date.

FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Certificate Account Value specified by the Certificate Owner to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 3.0% minimum interest and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE                          ADJUSTED AGE
         Before 2009                                 Actual Age Last Birthday minus 4 years
         2009 - 2015                                 Actual Age Last Birthday minus 5 years
         2016 - 2022                                 Actual Age Last Birthday minus 6 years
         2023 - 2029                                 Actual Age Last Birthday minus 7 years
         2030 - 2036                                 Actual Age Last Birthday minus 8 years
         2037 - 2043                                 Actual Age Last Birthday minus 9 years
         After 2043                                  Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Certificate Agreement issued: Non-Qualified, TSA, or IRA.

The rates shown in the fixed annuity tables are calculated on this guaranteed basis.

Subsequent fixed annuity payments will remain level unless the Annuity Payment Option elected dictates otherwise.

FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$5,000], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$50], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$50]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS
-----------------------

SELECTION OF ANNUITY PAYMENT OPTION

The Certificate Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is not selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

Options available may be limited based on the age of the Annuitant, and based on Distribution requirements under the Code in the case of Certificate Agreements issued as IRAs or TSAs.

The following are the annuity payment options, which are guaranteed to be available by the Company subject to the restrictions set forth in the paragraph above.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Certificate Owner will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Certificate Agreement are available only if they are approved by both the Company and the Annuitant.

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected

        GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CERTIFICATES
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                              ADJUSTED AGE OF FEMALE ANNUITANT*
                                                              ---------------------------------
                                                 50         55          60           65             70            80
                                                 --         --          --           --             --            --
   ADJUSTED AGE OF            [ 50              3.36       3.48        3.58         3.67           3.74
   ---------------
   MALE ANNUITANT*              55              3.44       3.59        3.75         3.88           4.00
   ---------------
                                60              3.50       3.69        3.90         4.10           4.29          4.56
                                65                         3.77        4.03         4.32           4.60          5.07
                                70                                     4.14         4.50           4.90          5.66
                                80                                                  4.75           5.36          6.95 ]

                                             LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                     MALE GUARANTEED PERIOD                                       FEMALE GUARANTEED PERIOD

      ANNUITANT'S                                                  ANNUITANT'S
     ADJUSTED AGE*        NONE      120 MONTHS    240 MONTHS      ADJUSTED AGE*       NONE     120 MONTHS     240 MONTHS
         ----             ----      ----------    ----------      -------------       ----     ----------     ----------
       [  50              3.88         3.85          3.77               50            3.63        3.62           3.58
          51              3.94         3.91          3.83               51            3.69        3.67           3.63
          52              4.01         3.98          3.88               52            3.74        3.73           3.68
          53              4.09         4.05          3.94               53            3.80        3.79           3.73
          54              4.16         4.12          4.00               54            3.87        3.85           3.78
          55              4.24         4.20          4.06               55            3.94        3.91           3.84
          56              4.33         4.28          4.12               56            4.01        3.98           3.90
          57              4.42         4.36          4.18               57            4.09        4.06           3.96
          58              4.52         4.45          4.25               58            4.17        4.13           4.02
          59              4.62         4.55          4.31               59            4.25        4.21           4.09
          60              4.73         4.65          4.38               60            4.34        4.30           4.16
          61              4.85         4.75          4.45               61            4.44        4.39           4.23
          62              4.98         4.87          4.52               62            4.55        4.49           4.30
          63              5.11         4.98          4.59               63            4.66        4.59           4.37
          64              5.26         5.11          4.66               64            4.78        4.70           4.45
          65              5.41         5.24          4.73               65            4.91        4.82           4.53
          66              5.58         5.37          4.80               66            5.04        4.94           4.60
          67              5.76         5.52          4.87               67            5.19        5.07           4.68
          68              5.95         5.66          4.93               68            5.35        5.21           4.76
          69              6.15         5.82          5.00               69            5.52        5.35           4.83
          70              6.37         5.98          5.06               70            5.70        5.50           4.91
          71              6.60         6.14          5.11               71            5.90        5.67           4.98
          72              6.84         6.31          5.17               72            6.12        5.84           5.05
          73              7.10         6.48          5.22               73            6.35        6.01           5.11
          74              7.39         6.66          5.26               74            6.60        6.20           5.17
          75              7.69         6.84          5.30               75            6.88        6.39           5.23
          76              8.01         7.03          5.34               76            7.17        6.59           5.27
          77              8.36         7.21          5.37               77            7.49        6.80           5.32
          78              8.73         7.40          5.40               78            7.84        7.01           5.36
          79              9.13         7.58          5.42               79            8.22        7.22           5.39
          80              9.55         7.76          5.44               80            8.64        7.43           5.42
          81             10.01         7.94          5.46               81            9.08        7.64           5.44
          82             10.50         8.11          5.48               82            9.57        7.84           5.46
          83             11.03         8.27          5.49               83           10.10        8.04           5.48
          84             11.59         8.43          5.49               84           10.67        8.23           5.49
          85             12.19         8.58          5.50               85           11.29        8.40           5.50 ]

*Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent Payment" section of the Certificate Agreement.

                  GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED

                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                            ADJUSTED AGE OF ANNUITANT
                                                            -------------------------
                                        50          55          60           65          70          80
                                        --          --          --           --          --          --
ADJUSTED AGE              [ 50         3.31        3.40        3.47         3.52        3.56
-------------               --
OF SURVIVOR                 55         3.40        3.52        3.64         3.73        3.80
-----------                 --
                            60         3.47        3.64        3.81         3.96        4.09        4.25
                            --
                            65                     3.73        3.96         4.20        4.41        4.72
                            --
                            70                                 4.09         4.41        4.74        5.30
                            --
                            80                                              4.72        5.30        6.71 ]
                            --

                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                                GUARANTEED PERIOD
      ANNUITANT'S
     ADJUSTED AGE*             NONE          120 MONTHS        240 MONTHS

        [ 50                   3.63             3.62              3.58
          51                   3.69             3.67              3.63
          52                   3.74             3.73              3.68
          53                   3.80             3.79              3.73
          54                   3.87             3.85              3.78
          55                   3.94             3.91              3.84
          56                   4.01             3.98              3.90
          57                   4.09             4.06              3.96
          58                   4.17             4.13              4.02
          59                   4.25             4.21              4.09
          60                   4.34             4.30              4.16
          61                   4.44             4.39              4.23
          62                   4.55             4.49              4.30
          63                   4.66             4.59              4.37
          64                   4.78             4.70              4.45
          65                   4.91             4.82              4.53
          66                   5.04             4.94              4.60
          67                   5.19             5.07              4.68
          68                   5.35             5.21              4.76
          69                   5.52             5.35              4.83
          70                   5.70             5.50              4.91
          71                   5.90             5.67              4.98
          72                   6.12             5.84              5.05
          73                   6.35             6.01              5.11
          74                   6.60             6.20              5.17
          75                   6.88             6.39              5.23
          76                   7.17             6.59              5.27
          77                   7.49             6.80              5.32
          78                   7.84             7.01
          79                   8.22             7.22
          80                   8.64             7.43
          81                   9.08             7.64
          82                   9.57             7.84
          83                  10.10             8.04
          84                  10.67             8.23
          85                  11.29             8.40                    ]

*Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent Payments sections of the Certificate Agreement.